Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Beyond Air, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule		Amount Registered(1)		Proposed Maximum Offering Price Per Unit		Proposed Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.0001 per share, reserved for issuance pursuant to the Beyond Air, Inc. Seventh Amended and Restated 2013 Equity Incentive Plan	Other		2,756,817	(2)	$0.54	(5)	$1,488,681.18	(5)	0 .0001531	$227.92
Equity	Common Stock, par value $0.0001 per share, reserved for issuance pursuant to the Beyond Air, Inc. Seventh Amended and Restated 2013 Equity Incentive Plan	457(c) and 457(h)		3,243,183	(3)	$0.4845	(6)	$1,571,322	(6)	0.0001531	$240.57
Equity	Common Stock, par value $0.0001 per share, reserved for issuance pursuant to Stock Option Award (Inducement Grant)	457	(h)	125,000	(4)	$0.54	(7)	$67,500	(7)	0.0001531	$10.33
Total Offering Amounts								$3,127,503.18			$478.82
Total Fees Previously Paid											—
Total Fee Offsets											—
Net Fee Due											$478.82

(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Represents shares of common stock, par value $0.0001 per share (“Common Stock”), of Beyond Air, Inc. (the “Registrant”) reserved for issuance pursuant to options outstanding under the Registrant’s Seventh Amended and Restated 2013 Equity Incentive Plan (the “Amended Plan”), as of the date of this registration statement, which shares of Common Stock of the Registrant were added to the shares reserved under the Amended Plan on March 8, 2024 and November 22, 2024.

(3)	Represents 3,243,183 shares of Common Stock of the Registrant that were added to the shares reserved under the Amended Plan on March 8, 2024 and November 22, 2024 that are not subject to an outstanding award under the Amended Plan and are not outstanding as of the date of this registration statement.

(4)	Represents shares of Common Stock issuable upon the exercise of a stock option award granted to the Chief Commercial Officer of the Registrant effective as of July 8, 2024 as an inducement material to his acceptance of employment with the Registrant (the “Inducement Award”).

(5)	Estimated in accordance with Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of the weighted-average exercise price for outstanding options granted pursuant to the Amended Plan as of the date of this registration statement.

(6)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) of the Securities Act, on the basis of the average of the high and low prices for a share of the Registrant’s common stock as reported on the Nasdaq Capital Market on December 11, 2024, which date is a date within five business days of the filing of this registration statement.

(7)	Estimated in accordance with Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of the price at which the Inducement Award may be exercised.